Exhibit 10.25

Investment Agreement in Convertible Notes

of Cornerstone Management, Inc.

This Investment Agreement in Convertible Notes of Cornerstone Management, Inc. (hereinafter the “Agreement”) is signed by the following Parties on July 15, 2019 (the “Signing Date”).

Party A: Cornerstone Management, Inc., a corporation duly established and effectively existing in British Virgin Islands (“BVI”), with the registration No. 1950025 (“Cornerstone”);

Party B: Jiayin Group Inc., a corporation duly established and effectively existing in Cayman Islands, with the registration No. 330797 (“Party B”).

For the purposes of this Agreement, any one Party hereof is referred to as “one Party” or “the Party”; and both the Parties are referred collectively as “the Parties”.

Whereas:

1.

Party A is a limited company duly established and effectively existing under the law of BVI and it is intended to be listed in the securities market of the United States through initial public offering.

2.

Party B is intended to invest in Party A in the form of convertible notes. Party A is willing to accept the investment in convertible notes by Party B and will issue additional shares in the proper situations and pursuant to certain conditions and procedures.

Therefore, the Parties have, in line with the principles of equality and mutual benefit, entered into this Agreement in respect of the transaction hereunder between the Parties through friendly negotiation and in accordance with the relevant laws.

Article 1 Definitions

1.1	For the purposes of this Agreement, the following terms shall have the following meanings prescribed in this Agreement:

Shares	For any person, refers to the shares, shareholder’s rights and interests, partner’s rights and interests, equity capital, rights and interests in joint ventures or any other owner’s equity rights, and any options, warrants or other securities that may be directly or indirectly converted to, exercised as or replaced with such shares, shareholder’s rights and interests, partner’s rights and interests, equity capital, rights and interests in joint ventures or any other owner’s equity rights (no matter whether such securities are issued by the person).

SEC	The Securities and Exchange Commission of the United States.

USD	The legal currency of the United States. Unless otherwise specified, all the amounts referred to hereunder shall be in the currency of USD.

Listing	Party A’s initial public offering or issuance of additional shares to the public investors through the New York Stock Exchange (“NYSE”) or the NASDAQ stock market (“NASDAQ”).

Issue Price	The price of each share for public offerings as stated in the effective prospectus of Party A.

Dollar	The unit of the United States currency.

Business Day	Any date except for Saturday, Sunday or the public holidays of the United States.

Conversion	Party B’s exercise of the convertible notes and converting the notes to the shares of Party A.

Significant Adverse Effect	Refers to any significant change of Party A’s legal status, condition of assets, financial status or operational status, and in the rational discretion of Party B, such change has or will cause significant adverse effect on Party A’s ability to completely perform its obligations under this Agreement or any other financing documents.

Change of Control

Refers to any of the following issues:

(i)Any one or a series of transactions (including resale of the Company’s Shares) if any third party will become the beneficiary owner of 30% or more shares of the Company in accordance with such transaction(s);

(ii)The sale, lease, transfer or other disposal of the major assets or substantial major assets of the Company (including fixed assets, intangible assets, etc).

The Transaction	Refers to Party B’s investment in Party A in the form of convertible notes in accordance with the terms and conditions of this Agreement, and Party A accepts the above investment in convertible notes and agrees that Party B may convert it to shares when it satisfies certain conditions and pursuant to certain procedures.

1.2	Interpretations

For the purposes of this Agreement, the following provisions are applicable, unless otherwise agreed:

1.2.1	The law cited expressly or implied shall include all the clauses, revisions or other law that adopted from time to time to revise or replace the law.

1.2.2

All the “articles” and “schedules” (if any) refer to the articles and schedules of this Agreement (unless otherwise specified in the context). All the preamble and schedules (if any) constitute an integral part of this Agreement. The “Agreement” referred to anywhere shall be interpreted as include the schedules (if any).

1.2.3	The clause number and headings are used for convenience and shall not affect the interpretation or understanding of this Agreement.

1.2.4

“This Article” shall, wherever used, be deemed as include the whole content of the clause cited (rather than a specific sub-clause, paragraph or item of the clause), unless otherwise specified in the context.

1.2.5	“Writing” shall include all the communications via mail, email or fax.

1.2.6	“Including” shall be interpreted as including without limitation.

1.2.7	When expressing a numerical value or ratio, “above” does not include the number itself.

1.2.8	If the date of an incident is a non-business day as per the provisions of this Agreement, it shall be deemed as occur on the next business day.

Article 2 Arrangement of the Creditor’s Rights

2.1

Party B agrees to grant the principal of loan (“Loan Principal”) to Party A in the form of convertible debt, provided the total amount does not exceed USD10,000,000 (“Limit of Loan Principal”). Party B shall remit the first installment of Loan Principal USD7,000,000 to Party A on or before July 15, 2019; As for the remaining amount within the Limit of Loan Principal, Party B may (but is not obliged to) decide the amount of Loan Principal to be remitted to Party A and the schedule of time according to Party A’s application for withdrawal of loan and the appraisal of Party A’s business operation (the “Creditor’s Right”). The Loan Principal of the Creditor’s Right is subject to the actual amount of remittance. The loan under the Creditor’s Right shall be used for Party A’s business development.

2.2

Party B shall remit the Loan Principal to the bank account specified by Party A, and provide Party A with a scanned copy or carbon copy of the receipt of bank remittance (the date when the loan is remitted, i.e. the “Date of Loan”, is subject to the record of the receipt of bank remittance).

2.3

The period of loan under the Creditor’s Right shall be twelve (12) months calculating from the Date of Loan (“Period of Loan”). The Parties agree that before the Period of Loan expires, Party B may unilaterally decide to extend the Period of Loan for no more than six (6) months; and when the Period of Loan expires, the Parties may reach an agreement in writing to further extend the Period of Loan, and the extended period of loan is decided by the Parties in writing (“Extended Period of Loan”).

2.4

The annual interest rate of the loan under the Creditor’s Right is 8% (the “Interest Rate of Loan”). The interest shall be calculated on basis of the amount of Loan Principal and the actual days of loan from the Date of Loan (including the first day but excluding the last day, and one year is deemed as equal to 365 days).

2.5

Party A shall, within three (3) business days after the Period of Loan or Extended Period of Loan expires (“Period of Repayment”), repay the whole Loan Principal and all the interest actually accrued up to the date when the Loan Principal is fully repaid to Party B by remitting them to the bank account specified by Party B and providing a scanned copy or carbon copy of the receipt of bank remittance. Subject to the agreement between the Parties, the Period of Repayment may be extended, and the specific period of time shall be determined by the Parties through negotiation. If Party A fails to fully repay the whole Loan Principal and interest within the Period of Repayment, it shall, besides the Loan Principal and interest agreed in this Agreement, pay the punitive interest (“Punitive Interest”) at the rate of 0.05% per day for the total amount of Loan Principal and interest that is overdue (“Overdue Amount”) from the next day after the Period of Repayment expires until the Overdue Amount is fully paid off by Party A.

2.6

Before the Period of Loan or Extended Period of Loan (if any) agreed hereunder expires, Party B may (but is not obliged to) propose to Party A in accordance with Article 3 hereof to convert all the Creditor’s Right held by it against Party A into the shares of Party A in the form of issuance of new shares, so as to become a shareholder of Party A (“Exercise of Conversion of Notes into Shares”). Party A shall implement the above proposal of Party B and complete all the necessary procedures for the Exercise of Conversion of Notes into Shares within the period agreed hereunder.

2.7

During the Period of Loan or Extended Period of Loan (if any) agreed hereunder, if Party A encounters or may potentially encounter any event of Significant Adverse Effect, or Party A suffers any Change of Control, Party A shall notify the specific circumstance of the event to Party B in writing within three (3) days after the occurrence of any event mentioned above, and Party B may decide at its own discretion whether the Creditor’s Right (including but not limited to all the Loan Principal, the corresponding interest and the contingent Punitive Interest and damages, etc) shall be deemed as due and payable immediately (“acceleration event”). If the above-mentioned circumstances are deemed by Party B as an acceleration event, Party B may choose to immediately demand: (i) Party A to settle the whole Loan Principal and pay the corresponding interest at the annual interest rate of 8% within ten (10) business days after receiving Party B’s notice; or (ii) covert the whole Loan Principal and interest into the company’s share of the equivalent value in accordance with this Agreement. Party A shall perform its obligations by settling the notes and/or converting the notes into shares as required by Party B.

2.8

The Parties agree that, when the Creditor’s Right (i) is fully paid off in accordance with Article 2.5 and 2.7(i) (including but not limited to the Loan Principal, Interest and the contingent Punitive Interest and damages, etc), or (ii) is converted into shares in accordance with Article 2.7(ii) and 3.2, Party B may not further pursue Party A for any amount of the Creditor’s Right by any excuse.

Article 3 Exercise of Conversion of Notes into Shares

3.1

The Parties agree that the conversion of notes into shares is subject to the following conditions precedent (“Conditions Precedent”): Party A shall, within twelve (12) months after the effective date of this Agreement (“Listing Period”), pass the review of SEC, and its shares are formally listed on the securities market of the United States through initial public offering at NYSE or NASDAQ (the date of initial public offering is the “Listing Date”).

3.2	Satisfaction of the Conditions for Conversion of Notes into Shares

When the conditions for conversion of notes into shares are satisfied, Party B may, from the Listing Date of Party A until the expiry of the Period of Loan or Extended Period of Loan (if any), convert the whole Creditor’s Right into shares of Party A through issuance of new shares at the Listing Price of Party A (subject to the price stated in the effective prospectus of Party A) or the closing price on the date when the right of conversion is exercised (whichever is the lower, the “Issuing Price for Conversion of Notes into Shares”), and all the Loan Principal and the interest that has accrued will be converted into investment. Party A ensures to complete the conversion of notes into shares according to the Issuing Price for Conversion of Notes into Shares and the number of shares calculated on basis of the above price; otherwise it shall make up the number of shares through multiple issuances of new shares.

For the avoidance of misunderstanding, Party B may, during the period for exercising the conversion right, dispose of the Creditor’s Right in any of the following ways at its own discretion: (i) exercise the right to convert the notes into shares; (ii) demand Party A to settle the loan that is due and payable; or (iii) extend the Period of Loan in accordance with Article 2.3 hereof.

3.2.1

If Party B chooses, within the period of the conversion right, to exercise the right to convert the notes into shares, Party B shall notify Party A in writing of its intention to exercise the conversion right, and Party A shall assist Party B to complete the share registration procedure and obtain the certificate of share registration in accordance with the BVI law and the relevant Securities Law and Securities Exchange Law of the United States (“Closing of Conversion”) within five (5) business days after receiving the written notice from Party B. After the Closing of Conversion, Party B shall enjoy all the rights of a shareholder as prescribed in the Articles of Association of Party A as well as the Shareholders Agreement (if any).

3.2.2

If Party B chooses, within the period of the conversion right, to demand Party A to settle the loan that is due and payable, Party A shall repay the whole Loan Principal and the interest that has actually accrued up to the date when the whole Loan Principal is paid off (calculated at the Interest Rate of Loan) in accordance with Article 2 hereof. The Parties agree that Party B may not demand to convert a part of the Creditor’s Right into shares and keep the other part as Creditor’s Right.

3.2.3

After the signing of this Agreement, unless Party B has agreed in writing in advance, the price per share prescribed in the similar investment of convertible notes or equity financing transaction between Party A and any third party may not be lower than the price for converting notes into shares enjoyed by Party B in this Agreement; otherwise, Party B may demand to exercise the conversion right hereunder at the investment price offered to the third party and compensate the corresponding balance in cash or shares.

3.3	Non-Satisfaction of the Conditions for Conversion of Notes into Shares

3.3.1

If Party A fails to get listed within the Listing Period as prescribed in Article 3.1, Party A shall repay the whole Loan Principal and the interest that has actually accrued up to the date when the whole Loan Principal is paid off (calculated at the Interest Rate of Loan) in accordance with Article 2 hereof.

Article 4 Representations and Warranties of Party B

Party B makes the following representations and warranties as of the Signing Date of this Agreement:

4.1

Party B has complete and independent legal status and legal capacity for the signing, delivery and performance of this Agreement, and it may act as an independent person in lawsuits. The signing and performance of this Agreement by Party B will not violate any law or regulation, or breach any contract or agreement that has been signed by Party B as a party or is binding upon the assets of Party B.

4.2

The Loan Principal hereunder comes from legal sources, and it is not the income and/or revenue of any crime or any illegal activity, including but not limited to drug crime, organized crime, terrorist crime, smuggling crime, embezzlement or bribery crime, financial crime, defrauding crime. Party B has sufficient capacity to pay the Loan Principal in accordance with the terms and conditions of this Agreement.

4.3	There is not any law or any judgment, award, ruling or injunction of any court or government agency that restricts, prohibits or prevents Party B from concluding this transaction.

Article 5 Representations and Warranties of Cornerstone

Party A makes the following statements, representations and warranties as of the Signing Date of this Agreement, and confirms that the signing, delivery and performance of this Agreement by Party B is subject to the conditions that such statements, representations and warranties are true, correct and complete in all material respects on the Signing Date of this Agreement and until the date when the whole Creditor’s Rights is fully settled:

5.1

Party A has complete and independent legal status and legal capacity for the signing, delivery and performance of this Agreement. Party A has obtained all the adequate and necessary authorization for the signing and performance of this Agreement as well as the conclusion of the transaction hereunder. This Agreement is binding upon Party A as soon as it is signed by it.

5.2	This Agreement enters into force and is lawfully and effectively binding upon Party A when it is signed by both the Parties.

5.3

The signing and performance of this Agreement by Party A will not breach: (i) any contract that is signed by it as a party or any other arrangement that is binding upon it; (ii) any clause of its current Articles of Association or other constitutional documents or in contradiction with any of their provisions; and (iii) any law, regulation or rules of any state that is binding or may affect Party A.

5.4

There is not any relevant law or any judgment, award, ruling or injunction of any court or government agency that restricts, prohibits or prevents Party A from this transaction; or any pending or contingent lawsuit, arbitration, judgment, award, ruling or injunction that has caused or may have any Significant Adverse Effect upon the investment of Party B.

5.5

All the approval and permit required for Party A to sign, deliver or perform this Agreement and conclude the transaction prescribed hereunder has already been obtained or is obtained in the period prescribed by law and will remain in full effect (if applicable), including: (i) the approval, registration or filing by the government agencies; (ii) the proper approval of this Agreement and the transaction by the shareholders meeting or board of directors; (iii) the effective waiver by the existing shareholders of the rights to the transaction hereunder; and (iv) any consent or waiver of any third party company, entity or individual, etc.

5.6

From the Signing Date (inclusive) of this Agreement to the date when the Period of Loan or the Extended Period of Loan (if any), there is not and will not be any event, fact, condition, change or any other circumstance that has caused or is possibly, according to reasonable expectation, to cause Significant Adverse Effect upon the assets (including but not limited to the structure and status of assets), finance, businesses, profitability and normal operation of Cornerstone.

Article 6 Taxes and Other Expenses

6.1	The Parties agree that all the taxes arising from this transaction shall be paid separately by the Parties in accordance with the relevant laws and regulations.

6.2	The Parties shall pay all their own costs and expenses related to the negotiation, drafting, signing, and implementation of this Agreement respectively

Article 7 Confidentiality

7.1

All the data of the other Party obtained during the process of transaction shall be deemed as confidential information if it has not been disclosed publicly. Both Parties shall be permanently responsible for the confidentiality of such confidential information. Neither Party may, without the agreement in writing by the disclosing Party, disclose the content of this Agreement or any information related to this transaction to the public or any third party (except for the professional agency entrusted by the Parties, provided such disclosure is limited to the information that is necessary to know and such professional agency undertakes the same confidentiality obligation as prescribed hereunder), unless it is required by the law or any competent regulatory agency to make the statement or disclosure.

7.2	The confidentiality obligation undertaken by the Parties is continuous and will survive the termination of this Agreement.

Article 8 Effectiveness, Supplementation, Revision, Change and Termination of the Agreement

8.1

The Parties may revise or change this Agreement through friendly negotiation. Any revision or change of this Agreement must be made in writing and signed by both the Parties before it enters into force.

8.2	This Agreement may be terminated in any of the following ways:

(1)	It is terminated by the Parties through a unanimous agreement in writing;

(2)

If the transaction is suspended for at least thirty (30) continuous days as result of any force majeure event or other objective reasons that is not attributable to any one Party, then either of the Parties may terminate this Agreement unilaterally; or

(3)

Either of the Parties severely breaches this Agreement or the applicable law, and thus causes the non-performance of this Agreement in whole or in part. In this case, the non-defaulting Party may terminate this Agreement unilaterally by notifying the other Party in writing.

(4)

Without affecting the above provisions, in any of the following circumstances, Party B may unilaterally terminate this Agreement by notifying the other Party in writing five (5) days in advance and stating the date of termination in the notice:

(i)	Party A’s statements or warranties are false in any material respect or contain any material omission on the date when they are made or before the Creditor’s Rights are fully settled; or

(ii)

Party A severely breaches any agreement, representation or obligation under this Agreement and fails to take effective measures to remedy the breach within fifteen (15) days after it is notified by Party B in writing.

8.3	Effect of termination

8.3.1	This Agreement is not binding after it is terminated in any way as prescribed in Article 8.2 of this Agreement.

8.3.2	When this Agreement is terminated, the obligations of Party A to repay the principal and pay the corresponding interest to Party B will not be affected by the termination hereof.

8.3.3

After this Agreement is terminated, all the rights and obligations of the Parties hereunder shall expire, unless otherwise agreed by the Parties, this Agreement ceases to be effective immediately and neither Party will undertake any responsibility, provided that: (i) Article 7, Article 8.3, Article 10 and Article 11 will not be affected; and (ii) the responsibilities of the breaching Party arising from its breach of the Agreement before its termination will not be exempted or waived due to any provision of this Agreement.

Article 9 Force Majeure

9.1

If any one Party fails to perform the whole or a part of its obligations hereunder due to the effect of any force majeure event (the force majeure event refers to any event that cannot be reasonably controlled, is not expectable or is not avoidable even if it is expectable by the affected Party, and that occurs after the Signing Date of this Agreement and thus, as a matter of face, causes the performance of this Agreement in whole or in part by the Party to be impossible or impracticable. Such force majeure event may include without limitation any flood, fire, drought, typhoon, earthquake and other natural disaster, traffic accident, strike, riot, rebellion and war as well as any act or omission of government agency), the performance of such obligation shall be suspended during the period of such force majeure event.

9.2

The Party claiming the effect of force majeure event shall notify the other Party of the occurrence of the force majeure event in writing as soon as possible, and shall provide the other Party with the evidences of the force majeure event and its lasting period via the method of notification prescribed hereunder within fifteen (15) business days after the occurrence of such force majeure event. The Party claiming that its performance becomes impossible or impracticable as a result of the force majeure event shall try its best and take all reasonable measures to eliminate or relieve the effect of such force majeure event upon its performance.

9.3

After the occurrence of a force majeure event, the Parties shall immediately negotiate in a friendly way to decide how to implement this Agreement. After the effect of a force majeure event is eliminated or stopped, the Parties shall immediately resume their respective performance of this Agreement.

Article 10 Responsibilities for Breach of Contract

10.1

If any Party fails to perform any of its obligations hereunder in accordance with the provisions hereof, or it breaches any of its representations, warranties or promises hereunder, or any of its statements or warranties hereunder is false, incorrect, incomplete or misleading during the corresponding period, it shall be deemed as a breach of this Agreement. If one Party (the “Breaching Party”) breaches this Agreement and thus causes the other Party (the “Non-breaching Party”) to suffer any loss, the Breaching Party shall compensate the losses suffered by the Non-breaching Party and take the corresponding measures to prevent the Non-breaching Party to suffer any further loss or hurt.

10.2

Unless otherwise specially agreed hereunder, if one Party breaches this Agreement and causes the other Party to undertake any cost or responsibility or suffer any loss, the Breaching Party shall compensate the Non-breaching Party for any and all the above losses (including but not limited to the interest paid or lost due to the breach as well as the lawyer’s fee). The total amount of damages payable by the Breaching Party to the Non-breaching Party shall be the losses caused by the breach.

10.3

Specifically, if Party A causes Party B to suffer any penalty, loss, responsibility or other adverse consequences, or causes it to be unable to conclude the transaction in accordance with the law or this Agreement (including the repayment of principal and interest by Party A, and the conversion of Creditor’s Right to shares by Party, etc), Party A shall undertake the compensation responsibilities to Party B.

Article 11 Applicable Law and Dispute Resolution

11.1

The signing, effectiveness, revision, interpretation, performance and termination of this Agreement as well as all the disputes arising from or related to this Agreement shall be subject to the law of BVI.

11.2

If there is any dispute arising from the performance of or related to this Agreement, it shall be resolved by the Parties first through friendly negotiation. If the dispute cannot be resolved through negotiation within fifteen (15) days after the dispute arises, either Party may submit the dispute to Hong Kong International Arbitration Centre (“HKIAC”) for arbitration in accordance with the arbitration rules that is effective at that time. The arbitration tribunal is composed of three arbitrators, with the applicant nominating one arbitrator, the respondent nominating another arbitrator and HKIAC nominating the third arbitrator. The language of arbitration is Chinese, and the place of arbitration is Hong Kong. The arbitration award is final and binding upon both the Parties. During the period of arbitration, both the Parties may exercise the other rights and perform the corresponding obligations under this Agreement.

Article 12 Others

12.1

This Agreement constitutes the whole agreement between the Parties in respect of the transaction hereunder and replaces any and all the agreements, letters of intent, memorandums of understanding, statements and other obligations (no matter whether in writing or in oral, including various forms of communication) between the Parties in respect of the transaction. This Agreement (including its revisions and modifications, and other transactional documents) includes the only and the whole agreement in respect of the subject matter hereof.

12.2

If any clause of this Agreement is held as invalid or unenforceable as a result of the applicable law, permit of the government agency, award of the arbitration institution or judgment, such clause shall be deemed as not existing from the beginning, and the validity of the other clauses hereof shall not be affected. The Parties agree that the economic benefits of the other Party shall not be denied as a result of the above reason, and the Parties shall actively make reasonable proposals and negotiate to reach an agreement, so as to adopt an alternative arrangement permitted by the law to enable the Parties to have the same or equivalent economic interests and legal rights, and the Parties shall negotiate in the scope permitted by the law to revise the Agreement and determine the content of the new clause, so as to realize the intention of the original clause as far as possible.

12.3	Both the Parties shall lawfully, effectively and timely perform their respective obligations under this Agreement and abide by any and all the promises, warranties and agreements hereunder.

12.4

Unless otherwise agreed hereunder, any failure or delay in the exercise of any right, power or privilege hereunder shall not be deemed as a waiver of such right, power or privilege, and any single or part exercise of such right, power or privilege will not hinder any further exercise of such right, power or privilege.

12.5	This Agreement is signed in two copies, with each Party holding one copy, and both the copies are equally valid.

(Blank below)

(Signature page of the Investment Agreement in Convertible Notes of Cornerstone Management, Inc.)

Party A: Cornerstone Management, Inc.

(Seal of Cornerstone Management Inc.)

Signature: (Signature)

Name: /s/ He Xu

Party B: Jiayin Group Inc.

Signature: (Authorized signature of Jiayin Group Inc.)

Name: /s/ Yan Dinggui